For Immediate Release
Citigroup Inc. (NYSE: C)
February 27, 2009

Citi Announces Fourth Quarter Goodwill Impairment of $9.6 Billion

Results in Additional Net Loss of $9.0 Billion for 2008

New York – Citi (NYSE: C) announced today that it recorded a pre-tax goodwill impairment charge of approximately $9.6 billion ($8.7 billion after-tax) in the fourth quarter of 2008.  Citi had previously announced in its fourth quarter earnings press release (January 16, 2009) that it was continuing to review its goodwill to determine whether a goodwill impairment had occurred as of December 31, 2008, and this charge is the result of that review and testing.  The goodwill impairment charge was recorded in North America Consumer Banking, Latin America Consumer Banking, and EMEA Consumer Banking, and resulted in a write-off of the entire amount of goodwill allocated to those reporting units.  The charge does not result in a cash outflow or negatively affect the Tier 1 or Total Regulatory Capital ratios, Tangible Common Equity or Citi’s liquidity position as of December 31, 2008.

In addition, Citi recorded a $374 million pre-tax charge ($242 million after-tax) to reflect further impairment evident in the intangible asset related to Nikko Asset Management at December 31, 2008.

The primary cause for both the goodwill and the intangible asset impairments mentioned above was the rapid deterioration in the financial markets, as well as in the global economic outlook generally, particularly during the period beginning mid-November through year-end 2008.  This deterioration further weakened the near term prospects for the financial services industry.

Giving effect to these charges, Net Income (Loss) from Continuing Operations for 2008 was $(32.1) billion and Net Income (Loss) was $(27.7) billion, resulting in Diluted Earnings per Share of $(6.42) and $(5.59) respectively.

A complete description of Citi’s goodwill impairment testing as of December 31, 2008 and the related charges will be included in Citi’s Form 10-K to be filed with the Securities and Exchange Commission on or before March 2, 2009.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries.  Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Additional information may be found at www.citigroup.com or www.citi.com.

Contacts

Media:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206
	Michael Hanretta	(212) 559-9466

Investors:	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091